F&G Annuities & Life Reports Second Quarter 2023 Results Des Moines, Iowa – (August 8, 2023) – F&G Annuities & Life, Inc. (NYSE: FG) (F&G or the Company) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the second quarter ended June 30, 2023. Net earnings for the second quarter of $130 million, or $1.04 per diluted share (per share), compared to net earnings of $385 million, or $3.60 per share, for the second quarter 2022. Net earnings for the second quarter of 2023 include $56 million of net favorable mark-to-market effects and $5 million of other unfavorable items; all of which are excluded from adjusted net earnings. Adjusted net earnings for the second quarter of $79 million, or $0.63 per share, compared to adjusted net earnings for the second quarter 2022 of $155 million, or $1.45 per share. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations. Please see “Earnings Results” and “Non-GAAP Measures and Other Information” for further explanation. Second Quarter Highlights • Gross sales: Gross sales of $3.0 billion for the second quarter, a 3% decrease from $3.1 billion in the second quarter 2022, driven by higher retail channel sales offset by slightly lower institutional market sales, which we expect to be lumpier and more opportunistic than our retail channels • Net sales reflect third party flow reinsurance: Net sales of $2.2 billion for the second quarter, a decrease of 12% from $2.5 billion in the second quarter 2022, reflecting third party flow reinsurance which increased from 50% to 75% of multiyear guaranteed annuity (MYGA) sales effective in September 2022 • Record assets under management: Ending assets under management (AUM) were $46.3 billion as of June 30, 2023, an increase of 15% from $40.3 billion in the second quarter 2022, driven by new business flows, stable inforce retention and net debt proceeds over the past twelve months • Return of capital to shareholders: During the second quarter, F&G returned approximately $41 million of capital to shareholders, including $25 million of common stock dividends and $16 million of share repurchases. As announced today, the Board of Directors has declared a quarterly dividend of $0.20 per common share, payable on September 29, 2023, to shareholders of record as of the close of business on September 15, 2023 • Continued ratings upgrades: On July 21, 2023, Moody’s Investors Service (Moody’s) upgraded the financial strength ratings of F&G’s primary operating companies to 'A3' from ‘Baa1’, recognizing the financial strength and stability of F&G’s business as we execute on our diversified growth strategy Chris Blunt, President and Chief Executive Officer, said, “We have started the year with great momentum as we have built a new business platform that is diversified and growing, as can be seen in our second quarter results where we achieved a record $46.3 billion of assets under management. Additionally, we have flow reinsurance partnerships that allow for margin expansion and fee income. Our reinsurance strategy also frees up capital which we are returning to our shareholders through our $25 million quarterly dividend and $16 million in share repurchases in the second quarter. Lastly, the credit characteristics of our portfolio remain sound which demonstrates the value and importance of our relationship with Blackstone. To conclude, I am very proud of our results and the opportunity that lies ahead for our Company. I would like to thank our employees for their hard work as our successes would not be possible without them.”

Summary Financial Results[1]

(In millions, except per share data)

	Three Months Ended		Six Months Ended	
	June 30, 2023	June 30, 2022	2023	2022
Total gross sales	$ 3,008	$ 3,073	$ 6,289	$ 5,662
Net sales	$ 2,212	$ 2,529	$ 4,421	$ 4,882
Assets under management (AUM)	$ 46,260	$ 40,322	$ 46,260	$ 40,322
Average assets under management (AAUM)	$ 44,948	$ 38,351	$ 44,948	$ 38,351
Adjusted return on assets	0.62 %	1.23 %	0.62 %	1.23 %
Net earnings (loss)	$ 130	$ 385	$ (65)	$ 624
Net earnings (loss) per diluted share	$ 1.04	$ 3.60	$ (0.52)	$ 5.89
Adjusted net earnings	$ 79	$ 155	$ 140	$ 235
Adjusted net earnings per diluted share	$ 0.63	$ 1.45	$ 1.12	$ 2.22
Weighted average diluted shares	125	107	125	106
Common shares outstanding	126	125	126	125
Book value per share	$ 19.98	$ 24.77	$ 19.98	$ 24.77
Book value per share excluding AOCI	$ 40.70	$ 41.85	$ 40.70	$ 41.85

Sales Results

Total gross sales were $3.0 billion in the second quarter, a decrease of 3% from $3.1 billion in the second quarter 2022, driven by higher retail channel sales offset by slightly lower institutional market sales, which we expect to be lumpier and more opportunistic than our retail channels.

Retail channel sales were $2.3 billion in the second quarter, an increase of 5% over $2.2 billion in the second quarter 2022. This reflects our fifth consecutive quarter of retail channel sales exceeding $2 billion, driven by continued strong consumer demand for our products. Fixed annuities are increasingly viewed as an attractive solution offering relatively higher rates, guaranteed growth and principal protection, and tax advantaged accumulation and annuitization options. Our sales mix was consistent across our three Retail channels, including agent, bank and broker dealer, in the second quarter, as compared to the prior year.

Institutional market sales were $0.7 billion in the second quarter, comprised of $0.5 billion pension risk transfer and $0.2 billion funding agreements, compared to $0.9 billion in the second quarter of 2022, solely comprised of funding agreements. Funding agreement activity in the second quarter was driven by Federal Home Loan Bank (FHLB) transactions, as current market conditions remain challenging for funding agreement backed note (FABN) issuances.

Net sales retained were $2.2 billion in the second quarter, a decrease of 12% from $2.5 billion in second quarter 2022. This trend reflects an increase in third party flow reinsurance from 50% to 75% of MYGA sales, effective in September of 2022. We utilize flow reinsurance which provides a lower capital requirement on ceded new business, while allocating capital to the highest returning retained business.

Average assets under management on a year-to-date basis were $44.9 billion for the second quarter, an increase of 17% from $38.4 billion in the second quarter 2022. Record assets under management were $46.3 billion as of June 30, 2023. A rollforward of AUM can be found in the non-GAAP measurements section of this release.

[1]See definition of non-GAAP measures below

Earnings Results Adjusted net earnings for the second quarter of $79 million, or $0.63 per share, compared to adjusted net earnings for the second quarter 2022 of $155 million, or $1.45 per share. The decrease was primarily due to lower alternative investment income. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations. • Adjusted net earnings for the second quarter of 2023 included $82 million, or $0.66 per share, of investment income from alternative investments and $5 million, or $0.04 per share, of bond prepay income. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $137 million, or $1.10 per share. • Adjusted net earnings for the second quarter of 2022 included $70 million, or $0.65 per share, of investment income from alternative investments, $66 million, or $0.62 per share, of favorable actuarial assumption updates and $6 million, or $0.05 per share, of CLO redemption gains and other income. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $100 million, or $0.93 per share. Capital and Liquidity Highlights GAAP book value excluding AOCI was $5.1 billion or $40.70 per share, based on 126 million common shares outstanding as of June 30, 2023. This reflects an increase of $0.76 or 2% during the quarter, including $0.64 increase in adjusted net earnings and other, ($0.32) decrease from planned capital deployment actions and $0.44 per share net increase for mark-to-market movements during the quarter. Book value per share excluding AOCI as of March 31, 2023 $ 39.94 Adjusted net earnings and other 0.64 Book value per share excluding AOCI, before capital actions & mark-to-market $ 40.58 Return of capital to shareholders (dividend and share repurchases) (0.32) Book value per share excluding AOCI, before mark-to-market $ 40.26 Liability-related mark-to-market movement 0.63 Investment-related mark-to-market movement (0.19) Book value per share excluding AOCI as of June 30, 2023 $ 40.70 The debt-to-capitalization ratio, excluding AOCI, was 23% as of June 30, 2023, below our long-term target of 25%. On July 21, 2023, Moody’s upgraded the financial strength ratings of F&G's primary operating companies to ‘A3' from 'Baa1' in recognition of our sustained strong financial performance, market leadership and stable capital position. F&G has repurchased approximately 790,000 shares for $16.4 million, at an average price of $20.79 per share, in the second quarter. Capacity remaining under the existing share repurchase authorization was $8.6 million at June 30, 2023. The Board of Directors has declared a quarterly dividend of $0.20 per common share, payable on September 29, 2023, to shareholders of record as of the close of business on September 15, 2023. Conference Call We will host a call with investors and analysts to discuss F&G’s second quarter 2023 results on Wednesday, August 9, 2023, beginning at 9:00 a.m. Eastern Time. A live webcast of the conference call will be available on the F&G Investor Relations website at fglife.com. The conference call replay will be available via webcast through the F&G Investor Relations website at fglife.com. The telephone replay will be available from 1:00 p.m. Eastern Time on August 9, 2023, through August 16, 2023, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13735024.

About F&G F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com. Use of Non-GAAP Financial Information Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within. Forward-Looking Statements and Risk Factors This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of F&G's Form 10-K and other filings with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investor.relations@fglife.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) June 30, 2023 December 31, 2022 Assets: Investments: Fixed maturity securities available for sale, at fair value, (amortized cost of $40,374), net of allowance for credit losses of $32 at June 30, 2023 $ 36,182 $ 31,218 Preferred securities, at fair value 647 722 Equity securities, at fair value 109 101 Derivative investments 648 244 Mortgage loans, net of allowance for credit losses of $64 at June 30, 2023 5,076 4,554 Investments in unconsolidated affiliates (certain investments at fair value of $197 at June 30, 2023) 2,803 2,455 Other long-term investments 566 537 Short-term investments 347 1,556 Total investments $ 46,378 $ 41,387 Cash and cash equivalents 1,688 960 Reinsurance recoverable, net of allowance for credit losses of $9 at June 30, 2023 7,076 5,417 Goodwill 1,749 1,749 Prepaid expenses and other assets 1,168 941 Other intangible assets, net 3,851 3,429 Market risk benefits asset 118 117 Income taxes receivable 13 28 Deferred tax asset, net 546 600 Total assets $ 62,587 $ 54,628 Liabilities and Equity: Contractholder funds $ 45,070 $ 40,843 Future policy benefits 5,715 5,021 Market risk benefits liability 313 282 Accounts payable and accrued liabilities 1,719 1,260 Notes payable 1,571 1,114 Funds withheld for reinsurance liabilities 5,681 3,703 Total liabilities $ 60,069 $ 52,223 Equity: F&G common stock $0.001 par value; authorized 500,000,000 shares as of June 30, 2023; outstanding and issued shares of 125,625,479 and 126,386,605 as of June 30, 2023, respectively — — Additional paid-in-capital 3,173 3,162 Retained earnings 1,971 2,061 Accumulated other comprehensive (loss) income ("AOCI") (2,610) (2,818) Treasury stock, at cost (795,126 shares as of June 30, 2023) (16) — Total equity $ 2,518 $ 2,405 Total liabilities and equity $ 62,587 $ 54,628

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS SECOND QUARTER AND YTD INFORMATION (In millions, except per share data) (Unaudited) Three months ended Six months ended June 30, 2023 June 30, 2022 June 30, 2023 June 30, 2022 Revenues: Life insurance premiums and other fees $ 576 $ 71 $ 941 $ 667 Interest and investment income 525 425 1,044 876 Recognized gains and losses, net 67 (426) 52 (723) Total revenues 1,168 70 2,037 820 Benefits and expenses: Benefits and other changes in policy reserves 817 (377) 1,629 (174) Market risk benefit (gains) losses (30) (189) 29 (119) Depreciation and amortization 104 80 194 156 Personnel costs 56 34 109 64 Other operating expenses 33 31 69 49 Interest expense 25 9 47 17 Total benefits and expenses 1,005 (412) 2,077 (7) Earnings (loss) before income taxes 163 482 (40) 827 Income tax expense (benefit) 33 97 25 203 Net earnings (loss) $ 130 $ 385 $ (65) $ 624 Net earnings (loss) per common share: Basic $ 1.04 $ 3.60 $ (0.52) $ 5.89 Diluted $ 1.04 $ 3.60 $ (0.52) $ 5.89 Weighted average common shares used in computing net earnings (loss) per common share: Basic 125 107 125 106 Diluted 125 107 125 106

Non-GAAP Measures and Other Information

RECONCILIATION OF NET EARNINGS (LOSS) AND ADJUSTED NET EARNINGS

The table below reconciles net earnings (loss) to adjusted net earnings.

	Three months ended		Six months ended	
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net earnings (loss)	$ 130	$ 385	$ (65)	$ 624
Non-GAAP adjustments[1]:				
Recognized (gains) losses, net				
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	27	161	75	266
Change in allowance for expected credit losses	20	7	28	7
Change in fair value of reinsurance related embedded derivatives	(17)	(141)	2	(263)
Change in fair value of other derivatives and embedded derivatives	—	(4)	(1)	(4)
Recognized (gains) losses, net	30	23	104	6
Market related liability adjustments	(102)	(324)	142	(514)
Purchase price amortization	6	5	11	11
Transaction costs and other non-recurring items	—	4	2	4
Income taxes on non-GAAP adjustments	15	62	(54)	104
Adjusted net earnings (loss)[1]	$ 79	$ 155	$ 140	$ 235

[1]See definition of non-GAAP measures below

- Adjusted net earnings of $79 million, or $0.63 per share, for the second quarter of 2023 included $82 million, or $0.66 per share, of investment income from alternative investments and $5 million, or $0.04 per share, of bond prepay income. Alternative investments investment income based on management's long-term expected return of approximately 10% was $137 million, or $1.10 per share.

- Adjusted net earnings of $155 million, or $1.45 per share, for the second quarter of 2022 included $70 million, or $0.65 per share, of investment income from alternative investments, $66 million, or $0.62 per share, of favorable actuarial assumption updates and $6 million, or $0.05 per share, of CLO redemption gains and other income. Alternative investments investment income based on management's long-term expected return of approximately 10% was $100 million, or $0.93 per share.

- Adjusted net earnings of $140 million, or $1.12 per share, for the six months ended June 30, 2023 included $181 million, or $1.45 per share, of investment income from alternative investments and $5 million, or $0.04 per share, of bond prepay income, partially offset by $37 million, or $0.30 per share, tax valuation allowance expense. Alternative investments investment income based on management's long-term expected return of approximately 10% was $269 million, or $2.15 per share.

- Adjusted net earnings of $235 million, or $2.22 per share, for the six months ended June 30, 2022 included $172 million, or $1.62 per share, of investment income from alternative investments, $66 million, or $0.62 per share, of actuarial assumption updates and $24 million, or $0.23 per share, of CLO redemption gains and other income, partially offset by $38 million, or $0.36 per share, tax valuation allowance expense. Alternative investments investment income based on management's long-term expected return of approximately 10% was $200 million, or $1.88 per share.

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

	As of		
Reconciliation of Total Equity to Total Equity excluding AOCI:	June 30, 2023	March 31, 2023	December 31, 2022
Total Equity	2,518	2,485	2,405
Less: AOCI	(2,610)	(2,548)	(2,818)
Total Equity excluding AOCI[1]	$ 5,128	$ 5,033	$ 5,223
Common shares outstanding	126	126	126
Book value per common share	$ 19.98	$ 19.72	$ 19.09
Book value per common share, excluding AOCI	$ 40.70	$ 39.94	$ 41.45

ASSETS UNDER MANAGEMENT (AUM) ROLLFORWARD AND AVERAGE ASSETS UNDER MANAGEMENT (AAUM)

	Three months ended		
	June 30, 2023	March 31, 2023	December 31, 2022
AUM at beginning of period (a)	$ 45,422	$ 43,568	$ 41,988
Net new business asset flows	1,925	2,387	1,868
Net flow reinsurance to third parties	(1,087)	(992)	(835)
Debt issuance (repayment) proceeds, net	—	459	547
AUM at end of period[1]	$ 46,260	$ 45,422	$ 43,568
AAUM[1]	$ 44,948	$ 44,393	$ 40,069

SALES HIGHLIGHTS

	Three months ended		Six months ended	
(In millions)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Total annuity sales	$ 2,288	$ 2,201	$ 5,012	$ 3,636
Indexed universal life sales	42	29	79	56
Funding agreements (FABN/FHLB)	200	843	456	1,443
Pension risk transfer	478	—	742	527
Gross sales[1]	$ 3,008	$ 3,073	$ 6,289	$ 5,662
Sales attributable to flow reinsurance to third parties	(796)	(544)	(1,868)	(780)
Net Sales[1]	$ 2,212	$ 2,529	$ 4,421	$ 4,882

[1]See definition of non-GAAP measures below

DEFINITIONS The following represents the definitions of non-GAAP measures used by F&G: Adjusted Net Earnings Adjusted net earnings is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings is calculated by adjusting net earnings (loss) to eliminate: (i) Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effect of changes in fair value of the reinsurance related embedded derivative; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset (“VODA”)) recognized as a result of acquisition activities; (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years; (vi) Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non- operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. Adjusted Net Earnings per Common Share Adjusted net earnings per common share is calculated as adjusted net earnings divided by the weighted-average common shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Net Earnings per Diluted Share Adjusted net earnings per diluted share is calculated as adjusted net earnings divided by the weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Return on Assets Adjusted return on assets is calculated by dividing year-to-date annualized adjusted net earnings by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM.

Adjusted Return on Average Equity excluding AOCI Adjusted return on average equity is calculated by dividing the rolling four quarters adjusted net earnings (loss), by total average equity excluding AOCI. Average equity excluding AOCI for the twelve months rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be a useful internally and for investors and analysts to assess the level return driven by the Company's adjusted earnings (loss). Assets Under Management (AUM) AUM uses the following components: (i) total invested assets at amortized cost, excluding derivatives, net of reinsurance qualifying for risk transfer in accordance with GAAP; (ii) related party loans and investments; (iii) accrued investment income; (iv) the net payable/receivable for the purchase/sale of investments; and (v) cash and cash equivalents excluding derivative collateral at the end of the period Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment. Book Value per Share excluding AOCI Book value per share excluding AOCI is calculated as total equity (or total equity excluding AOCI) divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company. Return on Average Equity excluding AOCI Return on average equity excluding AOCI is calculated by dividing the rolling four quarters net earnings (loss), by total average equity excluding AOCI. Average equity excluding AOCI for the twelve months rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.

Total Capitalization excluding AOCI Total Capitalization excluding AOCI is based on Total Equity and the total aggregate principal amount of debt and Total Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non- GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Total Debt-to-Capitalization excluding AOCI Debt-to-capital ratio excluding AOCI is computed by dividing total aggregate principal amount of debt by total capitalization (total debt plus total equity excluding AOCI). Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing its capital position. Total Equity excluding AOCI Total equity excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity.